Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-179808

Issuer Free Writing Prospectus, dated April 30, 2013

$150,000,000 Floating Rate Senior Notes due 2014

Summary of Final Terms

Dated April 30, 2013

Issuer	The Boeing Company

Rating (Moody’s, S&P, Fitch)¹	A2 / A / A (stable / stable / stable)

Principal Amount	$150,000,000

Trade Date	April 30, 2013

Settlement Date (T+3)	May 3, 2013

Maturity Date	November 3, 2014

Interest Rate Basis	3-month USD LIBOR

Spread to LIBOR	+1 bps

Coupon	3-month USD LIBOR plus 1 bps

Designated LIBOR Page	Reuters Screen LIBOR 01 Page

Price to Public²	100.000%

Gross Fee Spread	0.150%

Initial Interest Rate	3-month USD LIBOR as of two London Banking Days prior to the Issue Date plus 0.01% (1 basis point)

Interest Reset Dates	Each interest payment date

Interest Determination Dates	Second London Banking Day preceding the first day of the Interest Period

Day Count Convention	Actual/360

Interest Payment Dates	Quarterly on February 3, May 3, August 3 and November 3

First Interest Payment Date	August 3, 2013

CUSIP / ISIN	097023 BD6 / US097023BD60

Joint Book-Running Managers	Morgan Stanley & Co. LLC Barclays Capital Inc. Deutsche Bank Securities Inc.

Notes:

1	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
2	Plus accrued interest, if any, from May 3, 2013

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com, by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

$350,000,000 0.950% Senior Notes due 2018

Summary of Final Terms

Dated April 30, 2013

Issuer	The Boeing Company

Rating (Moody’s, S&P, Fitch)¹	A2 / A / A (stable / stable / stable)

Principal Amount	$350,000,000

Trade Date	April 30, 2013

Settlement Date (T+3)	May 3, 2013

Maturity Date	May 15, 2018

Treasury Benchmark	0.625% due April 30, 2018

Treasury Price / Yield	99-24 / 0.676%

Spread to Treasury	+50 bps

Reoffer Yield	1.176%

Price to Public ²	98.899%

Gross Fee Spread	0.350%

Coupon (Interest Rate)	0.950%

Interest Payment Dates	May 15, November 15

First Interest Payment Date	November 15, 2013

Call Provision	MWC @ T + 10 bps

CUSIP / ISIN	097023 BE4 / US097023BE44

Joint Book-Running Managers	Morgan Stanley & Co. LLC Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

Senior Co-Managers

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

SMBC Nikko Capital Markets Limited

UBS Securities LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers

ANZ Securities, Inc.

Banca IMI S.p.A.

Bayerische Landesbank

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Lloyds Securities Inc.

Loop Capital Markets LLC

Santander Investment Securities Inc.

Standard Chartered Bank

The Williams Capital Group, L.P.

Notes:

1	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
2	Plus accrued interest, if any, from May 3, 2013

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com, by calling J.P. Morgan Securities LLC at 1-212-834-4533 or by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.